Exhibit 5.6

VOTING TRUST AGREEMENT

This Voting Trust Agreement (the “Voting Trust Agreement” or “Agreement”) is made and entered into as of the 3rd day of July, 2019 (the “Effective Date”), by and among the beneficiaries subscribed hereto (each hereinafter referred to as a “Beneficiary” and collectively as the “Beneficiaries”) and Craig J. Duchossois (the “Voting Trustee”), and provides as follows:

RECITALS

WHEREAS, CDI Holdings LLC, a Delaware limited liability company (“CDIH”), is a shareholder and owner of greater than five percent (>5%) of the outstanding equity interests (the “Interest”) of Churchill Downs Incorporated, a Kentucky corporation (the “Company”);

WHEREAS, The Duchossois Group, Inc., a Delaware corporation (“TDG”), is the sole member and the owner of one hundred percent (100%) of the outstanding membership interests of CDIH, and by virtue of its ownership of CDIH is deemed to have an indirect interest in the Interest and the Company;

WHEREAS, the Interest directly owned by CDIH is more particularly described in its Limited Liability Company Operating Agreement (the “Company Agreement”);

WHEREAS, each of CDIH and TDG is a Beneficiary as defined in this Agreement;

WHEREAS, in order to ensure continuous and cohesive representation of the direct and indirect interests represented by the Interest, each of the parties hereto desires to establish the voting trust described herein, all upon the following terms and conditions; and

WHEREAS, any capitalized term not so defined herein shall have the meaning ascribed to it in the Company Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto mutually agree and covenant as follows:

Section 1. Establishment of Trust. The parties hereby agree to establish a voting trust in the manner and in accordance with the terms and conditions as described herein, which voting trust shall be effective as of the Effective Date and shall terminate as provided in Section 4 below.

Section 2. Transfer of Voting Rights. Each Beneficiary shall, upon execution hereof, transfer and relinquish to the Voting Trustee all rights and powers attendant to the Interest (except for the right to receive distributions), including the right to vote, assent, or consent with respect thereto, and to take part in and consent to any corporate or shareholder action of any kind whatsoever with respect thereto. In the event a Beneficiary shall acquire any other interest in the Company, whether direct or indirect, at any time after the Effective Date hereof, said interest also shall be subject to the terms of this Voting Trust Agreement. The right to vote or to cause the vote with respect to the Interest and any other interest in the Company hereafter acquired by a Beneficiary shall be held by the Voting Trustee in trust, subject to the terms and conditions of this Voting Trust Agreement.

Section 3. Trustee.

(a) Rights and Powers of Trustee. In accordance with the terms and conditions of the Company Agreement, and so long as this Voting Trust Agreement is in effect, the Voting Trustee shall possess, and in his discretion shall be entitled to exercise, acting in his capacity as a “Board” under and as set forth in the Company Agreement, in person or by nominees, agents, attorneys-in-fact or proxies, all rights and powers attendant to the Interest (except for the right to receive distributions), including the right to vote, assent or consent with respect thereto, to take part in and consent to any corporate or shareholder action of any kind whatsoever with respect thereto. Actions of the Voting Trustee in accordance with this Voting Trust Agreement shall be deemed to have been taken in accordance with the authority delegated to him under this Voting Trust Agreement and as a “Board” under the Company Agreement.

(b) Conflicts. The Voting Trustee may act as a director, officer or manager of the Company, as the case may be, and they or any firm which they may be a member of or any corporation in which they may be a shareholder, director, officer or manager, may contract with the Company, or may be monetarily interested in any transaction to which the Company may be a party, or in which it may in any way be interested, as though he were not a Voting Trustee.

(c) Liability of Voting Trustee. In exercising the rights and powers of the Voting Trustee, the Voting Trustee will act in accordance with the standard of care that would apply to a director of a Delaware corporation, assuming for this purpose that the Company is a corporation incorporated under the laws of the State of Delaware and the Voting Trustee is a director of such corporation; provided, however, the Voting Trustee shall assume no responsibility or liability to the Company or the Beneficiaries for breach of fiduciary duty except and only to the extent that they would be personally liable for an action or failure to take action if he were a director of a Delaware corporation and the Company was a corporation incorporated under the laws of the State of Delaware. The Voting Trustee shall not be required to give any bond or other security for the discharge of his duties.

(d) Compensation. The Voting Trustee shall receive no compensation for his services as a Voting Trustee hereunder.

(e) Resignation, Removal, Death or Disability of Voting Trustee; Successor Voting Trustee. A Voting Trustee may at any time resign his position as Voting Trustee upon written notice to the Beneficiaries. A Voting Trustee will be deemed without further action to have resigned his position as Voting Trustee simultaneously upon his no longer being a director or officer of a Beneficiary. The Beneficiaries acting jointly may remove a Voting Trustee at any time with or without cause. In case a vacancy shall hereafter exist in the office of the Voting Trustee due to death, disability, resignation or removal, such vacancy may be filled by the Beneficiaries acting jointly; provided however, any new

Voting Trustee must be an individual who is either a director or officer of a Beneficiary who satisfies the requirements set forth in Section 9(b) of this Voting Trust Agreement. The fact that any Voting Trustee has resigned or been removed from his position as a Voting Trustee or has died or become disabled shall not act, or be construed to act, as a release of any Interest from the terms and provisions of this Voting Trust Agreement. Any successor Voting Trustee appointed in accordance with this section shall have all the rights, powers and obligations of a Voting Trustee hereunder in the same manner as if originally named as Voting Trustee herein.

Section 4. Termination. This Voting Trust Agreement shall terminate on the earlier of (i) ten (10) years after the Effective Date hereof or (ii) the sale of all of the Interests by the Beneficiaries to an unaffiliated third party; provided, however, this Voting Trust Agreement may be earlier terminated upon the written consent thereto by the Voting Trustee and the Beneficiaries. Notwithstanding the above, within the two (2) year period prior to the aforesaid expiration, the Beneficiaries may, by written agreement, with the written consent of the Voting Trustee, extend the duration hereof, as to each consenting Beneficiary’s interest in the Interest only, for an additional period not to exceed ten (10) years from the expiration date then in effect.

Section 5. Filing of Duplicate; Reliance by Company.

(a) A duplicate of this Voting Trust Agreement and any extension hereof shall be filed with the Secretary of the Company and shall be open to inspection by any shareholder or the agent of any shareholder upon the same terms as those contained in the Company Agreement with respect to inspection.

(b) The Company or any of its officers, directors or shareholders may conclusively presume the validity of any act or activity by the Voting Trustee in connection with the Interest in either of the following events:

(1) If, at any regular or special meeting of the shareholders of the Company, the Voting Trustee is present and the Voting Trustees votes, assents or consents to any shareholder action taken at such meeting; or

(2) If, at any regular or special meeting of the shareholders of the Company, there has been presented at such meeting to the Secretary, or in the Secretary’s absence, to any officer of the Company present a written certificate executed by the Voting Trustee, and the certificate sets forth any action agreed to be taken or other authorization given by the Voting Trustee signing such certificate.

(c) The Voting Trustee and the Beneficiaries shall be estopped to deny the validity of any action taken pursuant to (b)(1) or (b)(2) above.

(d) Notwithstanding the above, no officer, director, manager or employee who, in good faith, relies upon any act or activity of the Voting Trustee, taken in connection with the Interest, shall be held liable to any person or entity for any cause whatsoever arising as a result of such reliance.

Section 6. Notices. Any notice required hereunder shall be deemed delivered if delivered to the Beneficiaries or the Voting Trustee, as applicable, personally or sent by a reputable courier service for next-business day delivery, to such person at the address set forth on the signature page hereto. Every notice so given shall be effective, whether or not received, on the date personally delivered or, if sent by reputable courier service, on the next business day following the deposit with such courier.

Section 7. Severability. In the event that any term or provision of this Voting Trust Agreement is deemed invalid or unenforceable by a court of competent jurisdiction, then the remaining terms and conditions hereof shall not be affected thereby.

Section 8. Governing Law. This Voting Trust Agreement has been executed in, and shall be governed by the laws of, the State of Delaware.

Section 9. Gaming Provisions. Notwithstanding anything contained herein to the contrary:

(a) This Voting Trust Agreement will operate in accordance with the Mississippi Gaming Control Act and the Regulations of the Mississippi Gaming Commission promulgated pursuant thereto, as well as statutes and regulations governing gaming of any other jurisdictions, to the extent then applicable.

(b) Each Voting Trustee and successor Voting Trustee must be licensed or found suitable pursuant to the Mississippi Gaming Control Act and the Regulations of the Mississippi Gaming Commission promulgated pursuant thereto, as well as pursuant to statutes and regulations governing gaming of any other jurisdictions, to the extent then applicable.

(c) The Beneficiaries may not revoke this Voting Trust Agreement or exercise any rights or powers attendant to the Interest (except for the right to receive distributions), including the right to vote, assent or consent with respect thereto, and to take part in and consent to any corporate or shareholder action of any kind whatsoever unless a Beneficiary, or the Beneficiaries as the case may be, are licensed or found suitable pursuant to the Mississippi Gaming Control Act and the Regulations of the Mississippi Gaming Commission promulgated pursuant thereto, as well as pursuant to statutes and regulations governing gaming of any other jurisdictions, to the extent then applicable, or other action is taken satisfactory to the relevant regulatory authorities, including, without limitation, the Mississippi Gaming Commission.

Section 10. Inurement. This Voting Trust Agreement shall be binding on and shall inure to the benefit of each of the parties hereto, and their respective heirs, executors, administrators, successors and assigns.

Section 11. Counterparts. This Voting Trust Agreement may be executed in multiple counterparts, and each such executed counterpart shall be deemed an executed original hereof.

Section 12. Remedies; Attorney Fee. Each of the parties hereto acknowledge that a breach or default by any party hereto of the terms and provisions hereof shall cause the non-defaulting parties to suffer such damage as cannot be adequately remedied by an award of monetary damages; and, in this regard, the parties hereto agree that, upon a breach or default of any of the terms or provisions hereof, the non-defaulting party shall be entitled to seek equitable remedies for such default including, without limitation, specific performance. In the event any action or proceeding is brought as a result of any alleged breach, default or dispute under the terms or provisions hereof or for the purpose of enforcing or interpreting any of the terms or provisions hereof, the prevailing party in any such an action or proceeding shall be entitled to recover from the other, in addition to such other relief as the prevailing party may be entitled, the prevailing party’s reasonable attorney fees and legal costs incurred in that action or proceeding.

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Signature page to follow

IN WITNESS WHEREOF, the parties hereto have executed this Voting Trust Agreement on the date set forth above.

BENEFICIARIES:

CDI Holdings LLC
444 W. Lake Street, Suite 2000
Chicago, Illinois 60606
Attn: General Counsel

BY:	/s/ Eric A. Reeves
Name: Eric A. Reeves
Title: General Counsel

The Duchossois Group, Inc.
444 W. Lake Street, Suite 2000
Chicago, Illinois 60606
Attn: General Counsel

BY:	/s/ Eric A. Reeves
Name: Eric A. Reeves
Title: General Counsel

VOTING TRUSTEE

/s/ Craig J. Duchossois
Craig J. Duchossois
444 W. Lake Street, Suite 2000
Chicago, Illinois 60606